EXHIBIT 99.1

For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot M. Maza, CPA, J.D.
Chief Financial Officer
(914) 785-4703

Gillian Racine	Media
Investor Relations (914) 785-4742 gracine@emisphere.com	Dan Budwick BMC Communications (212) 477-9007 ext.14

EMISPHERE TECHNOLOGIES, INC. RECEIVES NASDAQ LETTER ADDRESSING NEED TO ADD DIRECTOR

TARRYTOWN, N.Y.—October 17, 2005 - In accordance with NASDAQ Marketplace Rule 4803(a), Emisphere Technologies, Inc. (NASDAQ: EMIS) is required to issue this press release announcing that on October 12, 2005 it received a Staff Deficiency Letter from the NASDAQ indicating that the Company was not in compliance with NASDAQ’s audit committee requirements as set forth in Marketplace Rule 4350. That rule requires that the audit committee of a NASDAQ-listed company include a director with specified financial qualifications. Emisphere is currently evaluating candidates that possess such qualifications. Emisphere anticipated this letter due to recent changes in Emisphere’s Board of Directors arising after completion of its recently announced $15 million senior secured loan financing transaction.

In its letter, NASDAQ provided Emisphere a cure period until the earlier of the Company’s next annual shareholders’ meeting or September 29, 2006, in order to regain compliance. Emisphere fully expects to comply with the NASDAQ’s request and to meet the requirements for continued listing.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 11, 2005, as amended by Form 10-K/A filed on March 29, 2005.